                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12


                                  ENRON CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                               [ENRON CORP LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 7, 1996

TO THE STOCKHOLDERS:

     Notice is hereby given that the annual meeting of stockholders of Enron Corp. ("Enron") will be held in the LaSalle Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 10:00 a.m. Houston time on Tuesday, May 7, 1996, for the following purposes:

     1. To elect thirteen directors of Enron to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

     2. To ratify the Board of Directors' appointment of Arthur Andersen LLP, independent public accountants, as Enron's auditors for the year ending December 31, 1996; and

     3. To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

     Holders of record of Enron Common Stock and Cumulative Second Preferred Convertible Stock at the close of business on March 11, 1996, will be entitled to notice of and to vote at the meeting or any adjournment(s) thereof.

     Stockholders who do not expect to attend the meeting are requested to sign and return the enclosed proxy, for which a postage-paid, return envelope is enclosed. The proxy must be signed and returned in order to be counted.

                                          By Order of the Board of Directors,

                                          PEGGY B. MENCHACA
                                          Vice President and Secretary

Houston, Texas
March 25, 1996

                               [ENRON CORP LOGO]

                                PROXY STATEMENT

     The enclosed form of proxy is solicited by the Board of Directors of Enron Corp. ("Enron") to be used at the annual meeting of stockholders to be held in the LaSalle Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 10:00 a.m. Houston time on Tuesday, May 7, 1996. The mailing address of the principal executive office of Enron is 1400 Smith St., Houston, Texas 77002-7369. This proxy statement and the related proxy are to be first sent or given to the stockholders of Enron on approximately March 25, 1996. Any stockholder giving a proxy may revoke it at any time provided written notice of such revocation is received by the Vice President and Secretary of Enron before such proxy is voted; otherwise, if received in time, properly completed proxies will be voted at the meeting in accordance with the instructions specified thereon. Stockholders attending the meeting may revoke their proxies and vote in person.

     Holders of record at the close of business on March 11, 1996, of Enron's Common Stock, $.10 par value (the "Common Stock"), will be entitled to one vote per share on all matters submitted to the meeting. Holders of record at the close of business on March 11, 1996, of Enron's Cumulative Second Preferred Convertible Stock, $1 par value (the "Preferred Convertible Stock"), will be entitled to a number of votes per share equal to the conversion rate of 13.652 shares of Common Stock for each share of Preferred Convertible Stock. On March 11, 1996, the record date, there were outstanding and entitled to vote at the annual meeting of stockholders 251,462,963 shares of Common Stock and 1,374,556 shares of Preferred Convertible Stock. Included in the number of shares of outstanding Common Stock are 4,302,474 shares of Common Stock held by the Enron Corp. Flexible Equity Trust to be used for future employee benefits and compensation. Such shares are not included in the calculation of earnings per share under generally accepted accounting principles until such shares are released to fund employee benefits. There are no other voting securities outstanding. Common Stock and Preferred Convertible Stock are collectively referred to herein as "Voting Stock".

     Enron's annual report to stockholders for the year ended December 31, 1995, including financial statements, is being mailed herewith to all stockholders entitled to vote at the annual meeting. The annual report does not constitute a part of the proxy soliciting material.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

     At the meeting, thirteen directors are to be elected to hold office until the next succeeding annual meeting of the stockholders and until their respective successors have been elected and qualified. All of the nominees are currently directors of Enron. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of Voting Stock is required to elect a director. Accordingly, under Delaware law and Enron's Restated Certificate of Incorporation and bylaws, abstentions and "broker non-votes" would not have the same legal effect as a vote withheld with respect to a particular director. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors.

     It is the intention of the persons named in the enclosed proxy to vote such proxy "FOR" the election of the nominees named herein. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. The following information regarding the nominees, their principal occupations, employment history and directorships in certain companies is as reported by the respective nominees.

------------------------------------------------------------------------------------------------------------------
[PHOTO]                  ROBERT A. BELFER, 60
                         Director since 1983

                         Mr. Belfer's principal occupation is Chairman, President and Chief Executive Officer of
                         Belco Oil & Gas Corp., a company formed in 1992. Prior to that time, his principal occupation was diversified investments. Prior to his resignation in April, 1986 from Belco
                         Petroleum Corporation ("BPC"), a wholly owned subsidiary of Enron, Mr. Belfer was
                         President and then Chairman of BPC. Mr. Belfer is also a director of EOTT Energy Corp.
                         (the general partner of EOTT Energy Partners, L.P.) and NAC Re Corporation.
------------------------------------------------------------------------------------------------------------------
[PHOTO]                  NORMAN P. BLAKE, JR., 54
                         Director since 1993

                         Since November, 1990, Mr. Blake has been Chairman, President and CEO of USF&G Corporation, a holding company for United States Fidelity and Guaranty Company, one of the nation's largest property and casualty insurers. Before joining USF&G, Mr. Blake was Chairman and
                         CEO of Heller International Corporation, a wholly owned subsidiary of The Fuji Bank, Ltd.
                         of Tokyo, Japan. Mr. Blake is also a director of Owens-Corning Fiberglas Corporation.
------------------------------------------------------------------------------------------------------------------
[PHOTO]                  JOHN H. DUNCAN, 68
                         Director since 1985

                         Mr. Duncan lives in Houston, Texas, and since 1990, his principal occupation has been investments. Mr. Duncan is also a director of EOTT Energy Corp. (the general partner of
                         EOTT Energy Partners, L.P.) and Texas Commerce Bank National Association.
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
[PHOTO]                  JOE H. FOY, 69
                         Director since 1985

                         Mr. Foy is a former President of Houston Natural Gas Corporation (a predecessor of Enron)
                         and is a retired partner of Bracewell & Patterson L.L.P., in Houston, Texas. For over five years prior to his retirement in 1992, Mr. Foy served as a Senior Partner at such firm.
                         Mr. Foy is also a director of Central and South West Corporation.
------------------------------------------------------------------------------------------------------------------
[PHOTO]                  WENDY L. GRAMM, 51
                         Director since 1993

                         Dr. Gramm is currently self employed as a consultant on economic issues. From February,
                         1988 until January, 1993, Dr. Gramm served as Chairman of the Commodity Futures Trading
                         Commission in Washington, D.C. Dr. Gramm is also a director of IBP, Inc., State Farm
                         Insurance Co. and the Chicago Mercantile Exchange.
------------------------------------------------------------------------------------------------------------------
[PHOTO]                  ROBERT K. JAEDICKE, 67
                         Director since 1985

                         Dr. Jaedicke is Professor (Emeritus) of Accounting at the Stanford University Graduate
                         School of Business in Stanford, California. He has been on the Stanford faculty since 1961 and served as Dean from 1983 until 1990. Dr. Jaedicke is also a director of Homestake
                         Mining Co., Boise Cascade Corporation, Wells Fargo & Company, California Water Service
                         Company, GenCorp, Inc. and State Farm Insurance Co.
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
[PHOTO]                  RICHARD D. KINDER, 51
                         Director since 1988

                         For over five years, Mr. Kinder has been President and Chief Operating Officer of Enron.
                         Mr. Kinder is also a director of Enron Global Power & Pipelines L.L.C., Enron Oil & Gas
                         Company, EOTT Energy Corp. (the general partner of EOTT Energy Partners, L.P.), Sonat
                         Offshore Drilling Inc. and Baker Hughes Incorporated.
------------------------------------------------------------------------------------------------------------------
[PHOTO]                  KENNETH L. LAY, 53
                         Director since 1985

                         For over five years, Mr. Lay has been Chairman of the Board and Chief Executive Officer of
                         Enron. Mr. Lay is also a director of Eli Lilly and Company, Compaq Computer Corporation,
                         Enron Oil & Gas Company, EOTT Energy Corp. (the general partner of EOTT Energy Partners,
                         L.P.) and Trust Company of the West.
------------------------------------------------------------------------------------------------------------------
[PHOTO]                  CHARLES A. LEMAISTRE, 72
                         Director since 1985

                         For over fifteen years, Dr. LeMaistre has been President of The University of Texas M. D.
                         Anderson Cancer Center in Houston, Texas.
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
[PHOTO]                  JOHN A. URQUHART, 67
                         Director since 1990

                         Since August, 1991, Mr. Urquhart has been Vice Chairman of the Board of Enron. Since
                         January, 1991, Mr. Urquhart has also been President of John A. Urquhart Associates, a management consulting firm in Fairfield, Connecticut. From 1982 through 1990, he served
                         General Electric Company in the roles of Senior Vice President of Industrial and Power
                         Systems and as Executive Vice President of two of General Electric Company's
                         sectors -- International and Power Systems. He also serves as a director of Aquarion
                         Company, TECO Energy, Inc., Hubbell, Inc. and The Weir Group, PLC.
------------------------------------------------------------------------------------------------------------------
[PHOTO]                  JOHN WAKEHAM, 64
                         Director since 1994

                         Lord Wakeham is the retired former U.K. Secretary of State for Energy and Leader of the
                         Houses of Commons and Lords. He served as a Member of Parliament from 1974 until his retirement from the House of Commons in April, 1992. Prior to his government service, Lord
                         Wakeham managed a large private practice as a chartered accountant. In the U.K. he is currently Chairman of the Press Complaints Commission and chairman or director of a number of publicly traded U.K. companies.
------------------------------------------------------------------------------------------------------------------
[PHOTO]                  CHARLS E. WALKER, 72
                         Director since 1985

                         For two decades, Dr. Walker has been Chairman of Walker/Potter Associates, previously
                         Walker/Free Associates, Inc., a governmental relations consulting firm, in Washington,
                         D.C. He is also Adjunct Professor of Finance and Public Affairs at The University of Texas
                         at Austin.
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
[PHOTO]                  HERBERT S. WINOKUR, JR., 52
                         Director since 1985

                         Since 1987, Mr. Winokur has been President of Winokur & Associates, Inc., an investment and management services firm, and Managing General Partner of Capricorn Investors, L.P.
                         and Capricorn Investors II, L.P., private investment partnerships concentrating on investments in restructure situations. Prior to his current appointment, Mr. Winokur was
                         Senior Executive Vice President and Director of Penn Central Corporation. Mr. Winokur is
                         also a director of NAC Re Corporation, NHP, Inc. and DynCorp.
------------------------------------------------------------------------------------------------------------------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of January 31, 1996, Enron knows of no one who beneficially owns in excess of five percent of a class of Enron's Voting Stock except as set forth in the table below:

                                                          AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                              -----------------------------------------------------------------
                                                                                  SOLE VOTING
                                                                                      AND
                                              SOLE VOTING        SHARED VOTING      LIMITED
                                                  AND                 AND            OR NO                           PERCENT
 TITLE OF CLASS        NAME AND ADDRESS       INVESTMENT          INVESTMENT      INVESTMENT                           OF
    OF STOCK         OF BENEFICIAL OWNER         POWER               POWER           POWER             OTHER          CLASS
---------------- ---------------------------- -----------        -------------    -----------        ----------      -------
Common           Robert A. Belfer              5,720,428(1)(13)      692,886(2)      12,666(12)(14)          --        2.52
Preferred        767 Fifth Avenue
  Convertible    New York, NY 10153              323,673(3)           23,052(4)          --                  --       25.21

Common           Mr. and Mrs. Lawrence Ruben   5,020,772(5)          948,293(6)          --                  --        2.34
Preferred        600 Madison Avenue
  Convertible    New York, NY 10022              290,387(7)           16,275(8)          --                  --       22.30

Common           Jack Saltz                    1,466,872(9)          817,103(10)         --                  --           *
Preferred        767 Fifth Avenue
  Convertible    New York, NY 10153               75,731              58,900(11)         --                  --        9.79

Common           Enron Corp.                          --                  --             --          19,769,152(15)    7.89
Preferred        Employee Stock
  Convertible    Ownership Plan                       --                  --             --                  --
                 1400 Smith Street
                 Houston, TX 77002

Common           Enron Corp.                          --                  --             --           8,910,369(16)    3.54
Preferred        Savings Plan
  Convertible                                         --                  --             --              70,000(16)    5.09

---------------

 *  Less than 1 percent.

 (1) Includes 15,726 shares held by trusts of which Mr. Belfer is trustee, in all of which shares Mr. Belfer disclaims beneficial ownership. Also includes 4,418,784 shares that would be acquired upon the conversion of the Preferred Convertible Stock shown in the table as being beneficially owned by Mr. Belfer with sole voting and investment power.

 (2) Includes 372,000 shares held by a trust of which Mr. Belfer's wife is co-trustee and 6,180 shares held by Mr. Belfer's wife. Also includes 314,706 shares that would be issued upon the conversion of the Preferred Convertible Stock shown in the table as being beneficially owned by Mr. Belfer with shared voting and investment power.

                                             (Notes continued on following page)

 (3) Includes 61,870 shares held by trusts of which Mr. Belfer is trustee, in all of which shares Mr. Belfer disclaims beneficial ownership.

 (4) Includes 22,000 shares held by a trust of which Mr. Belfer's wife is co-trustee, 625 shares held by Mr. Belfer's wife and 427 shares held by trusts of which Mr. Belfer is a trustee, in all of which shares Mr. Belfer disclaims beneficial ownership.

 (5) Includes 9,513 shares held as trustee or co-trustees for their children and 61,200 shares held by Mrs. Ruben as trustee for a charitable trust. Also includes 3,964,364 shares that would be acquired upon the conversion of the Preferred Convertible Stock.

 (6) Includes 171,696 shares held by Mrs. Ruben as co-trustee for her children; 183,131 shares held by Mr. Ruben as co-trustee for his children; 332,280 shares held by Mr. Ruben as co-trustee for his nieces and nephews; and 39,000 shares held by the Selma and Lawrence Ruben Foundation in which shares Mr. and Mrs. Ruben have no pecuniary interest. Also includes 222,186 shares that would be issued upon the conversion of the Preferred Convertible Stock.

 (7) Includes 960 shares held as co-trustees for their children, 53,330 shares held by Mrs. Ruben as trustee for her children and 3,600 shares held by Mrs. Ruben as trustee for a charitable trust.

 (8) Includes 5,224 shares held by Mrs. Ruben as co-trustee for her children and 11,051 shares held by Mr. Ruben as co-trustee for his nieces and nephews, in which shares Mr. Ruben has no pecuniary interest.

 (9) Includes 1,033,880 shares that would be issued upon the conversion of the Preferred Convertible Stock.

(10) Includes 804,103 shares that would be issued upon the conversion of the Preferred Convertible Stock.

(11) Held by Mr. Saltz's wife as trustee for their children.

(12) Includes restricted shares of Common Stock held under Enron's 1988 and 1991 Stock Plans. Participants in those Plans have sole voting power and no investment power for restricted shares awarded under the Plan until such shares vest in accordance with Plan provisions. After vesting, the participant has sole investment and voting powers.

(13) 17,304 shares of Common Stock are subject to stock options exercisable within 60 days after January 31, 1996, which number is included in the number of shares shown as beneficially owned as of such date.

(14) Includes shares held under Enron's Savings Plan. Participants in the Savings Plan have sole voting power and limited investment power with respect to shares in the Plan.

(15) Pursuant to the terms of Enron's Employee Stock Ownership Plan ("ESOP"), shares allocated to employee accounts are voted by the respective employees. The ESOP administrative committee has the power to vote Enron's Common Stock that has not been allocated to any employee accounts. If the ESOP trustee receives no voting directions from the ESOP administrative committee as to unallocated shares or from the respective employees as to allocated shares, then all such shares are to be voted by the trustee in the same proportion as the allocated shares that are voted by employees.

(16) Pursuant to the terms of Enron's Savings Plan, shares allocated to employee accounts are voted by the respective employees. If the trustee receives no voting directions from the respective employees, then all such shares are to be voted by the trustee in the same proportion as the allocated shares that are voted by employees. Includes 955,640 shares that would be acquired upon the conversion of the Preferred Convertible Stock.

STOCK OWNERSHIP OF MANAGEMENT AND BOARD OF DIRECTORS AS OF JANUARY 31, 1996

                                                                              AMOUNT AND NATURE
                                                                           OF BENEFICIAL OWNERSHIP
                                                                 --------------------------------------------
                                                                    SOLE          SHARED         SOLE VOTING
                                                                   VOTING         VOTING         AND LIMITED
                                                                    AND            AND              OR NO
                                                                 INVESTMENT     INVESTMENT        INVESTMENT      PERCENT
   TITLE OF CLASS                       NAME                      POWER(2)        POWER          POWER(1)(3)      OF CLASS
---------------------  ---------------------------------------   ----------     ----------       ------------     --------
Enron Corp.
Common Stock           Robert A. Belfer.......................    5,720,428 (4)   692,886(5)         12,666          2.52
                       Norman P. Blake, Jr....................        5,802            --             1,482          *
                       John H. Duncan.........................      107,198            --             1,626          *
                       Joe H. Foy.............................       17,304        12,934(12)         1,626          *
                       Wendy L. Gramm.........................        2,586            --             1,130          *
                       Robert K. Jaedicke.....................       17,478            --             1,626          *
                       Richard D. Kinder......................    2,199,197            --            51,098          *
                       Kenneth L. Lay.........................    2,996,638 (13)    7,552(10)        75,070          1.22
                       Charles A. LeMaistre...................       18,270           800             1,626          *
                       John A. Urquhart.......................       12,852            --             1,626          *
                       John Wakeham...........................          460            --               450          *
                       Charls E. Walker.......................       16,422         6,088(11)         1,626          *
                       Herbert S. Winokur, Jr.................       51,798         3,500(14)         1,626          *
                       Edmund P. Segner, III..................      313,855            --            22,560          *
                       Rodney L. Gray.........................      417,423            --            55,424          *
                       James V. Derrick, Jr. .................      384,637            --            12,806          *
                       All directors and executive officers as
                         a group (23 in number)...............   13,444,627 (4)   723,760(5)        496,535          5.61
Enron Corp.
Preferred Con-
vertible Stock         Robert A. Belfer.......................      323,673 (6)    23,052(7)             --         25.21
                       All directors and executive officers as
                         a group (23 in number)...............      323,673        23,052                --         25.21
Enron Global
Power & Pipelines
L.L.C. Common
Shares                 Robert A. Belfer.......................        3,000            --                --          *
                       Norman P. Blake, Jr....................        2,000            --                --          *
                       Richard D. Kinder......................       10,000            --                --          *
                       Kenneth L. Lay.........................        5,000            --                --          *
                       Edmund P. Segner, III..................        2,000            --                --          *
                       James V. Derrick, Jr. .................          500            --                --          *
                       Rodney L. Gray.........................        4,000            --                --          *
                       All directors and executive officers as
                         a group (23 in number)...............       27,500            --                --          *
Enron Liquids
Pipeline L.P.
Common Units           Joe H. Foy.............................        1,800         1,000                --          *
                       Richard D. Kinder......................       25,000            --                --          *
                       All directors and executive officers as
                         a group (23 in number)...............       26,800         1,000                --          *

                                             (Table continued on following page)

                                                                                   AMOUNT AND NATURE
                                                                                OF BENEFICIAL OWNERSHIP
                                                                          -----------------------------------
                                                                           SOLE         SHARED         SOLE VOTING
                                                                          VOTING        VOTING         AND LIMITED
                                                                            AND          AND           OR NO        PERCENT
                                                                          INVESTMENT    INVESTMENT     INVESTMENT     OF
   TITLE OF CLASS                            NAME                         POWER(2)      POWER          POWER(1)     CLASS
---------------------  -------------------------------------------------  -------       ------         ------       ------
Enron Oil &
Gas Company
Common Stock           Robert A. Belfer.................................       --       20,600(8)          --         *
                       Norman P. Blake, Jr..............................    2,000           --             --         *
                       John H. Duncan...................................   35,000        5,000             --         *
                       Joe H. Foy.......................................       --        2,000             --         *
                       Rodney L. Gray...................................   11,220           --             --         *
                       Richard D. Kinder................................   13,738(9)    20,500(15)         --         *
                       Kenneth L. Lay...................................   50,000(9)     1,200(10)         --         *
                       John A. Urquhart.................................       --(9)        --             --         *
                       Charls E. Walker.................................    4,000        2,000             --         *
                       All directors and executive officers as a group
                         (23 in number).................................  122,221(9)    51,300             --         *
EOTT Energy
Partners, L.P.
Common Units           Robert A. Belfer.................................   11,500       23,000(16)         --         *
                       Norman P. Blake, Jr..............................    1,000           --             --         *
                       John H. Duncan...................................    8,500           --             --         *
                       Joe H. Foy.......................................       --        2,000             --         *
                       Richard D. Kinder................................   15,000           --             --         *
                       Kenneth L. Lay...................................    5,000           --             --         *
                       All directors and executive officers as a group
                         (23 in number).................................   41,400       25,000             --         *
Northern Border
Partners, L.P
Common Units           Robert A. Belfer.................................   30,000       17,500(17)         --         *
                       Norman P. Blake..................................    1,500           --             --         *
                       Joe H. Foy.......................................       --        4,650             --         *
                       Richard D. Kinder................................   15,000           --             --         *
                       All directors and executive officers as a group
                         (23 in number).................................   48,600       22,150             --         *

---------------

 *  Less than 1 percent.

 (1) Includes restricted shares of Common Stock held under Enron's 1988 and 1991 Stock Plans for certain individuals. Participants in those Plans have sole voting power and no investment power for restricted shares awarded under the Plan until such shares vest in accordance with Plan provisions. After vesting, the participant has sole investment and voting powers.

 (2) The number of shares of Enron Common Stock subject to stock options exercisable within 60 days after January 31, 1996, which number is included in the number of shares shown as beneficially owned as of such date, is as follows: Mr. Belfer, 17,304 shares; Mr. Blake, 3,704 shares; Mr. Duncan, 22,264 shares; Mr. Foy, 17,304 shares; Dr. Gramm, 2,296 shares; Dr. Jaedicke, 11,344 shares; Mr. Kinder, 1,974,385 shares; Mr. Lay, 2,058,264 shares; Dr. LeMaistre, 13,336 shares; Mr. Urquhart, 8,664 shares; Lord Wakeham, 360 shares; Dr. Walker, 8,936 shares; Mr. Winokur, 22,264 shares; Mr. Segner, 284,077 shares; Mr. Gray, 397,705 shares; Mr. Derrick, 380,457 shares; and all directors and executive officers as a group, 5,964,770 shares.

 (3) Includes shares held under Enron's Savings Plan and/or the ESOP. Participants in the Savings Plan have sole voting power and limited investment power with respect to shares in the Plan. Participants in the ESOP have sole voting power and no investment power prior to distribution of shares from the ESOP.

 (4) Includes 15,726 shares held by trusts of which Mr. Belfer is trustee, in all of which shares Mr. Belfer disclaims beneficial ownership. Also includes 4,418,784 shares that would be issued upon the conversion of the Preferred Convertible Stock shown in the table as being beneficially owned by Mr. Belfer with sole voting and investment power.

                                             (Notes continued on following page)

 (5) Includes 372,000 shares held by a trust of which Mr. Belfer's wife is co-trustee and 6,180 shares held by Mr. Belfer's wife. Also includes 314,706 shares that would be issued upon the conversion of the Preferred Convertible Stock shown in the table as being beneficially owned by Mr. Belfer with shared voting and investment power.

 (6) Includes 61,870 shares held by trusts of which Mr. Belfer is trustee, in all of which shares Mr. Belfer disclaims beneficial ownership.

 (7) Includes 22,000 shares held by a trust of which Mr. Belfer's wife is co-trustee, 625 shares held by Mr. Belfer's wife and 427 shares held by trusts of which Mr. Belfer is a trustee, in all of which shares Mr. Belfer disclaims beneficial ownership.

 (8) Includes 20,000 shares held by trusts of which Mr. Belfer is co-trustee or his wife is trustee for their children and 600 shares held by his daughter, in all of which shares Mr. Belfer disclaims beneficial ownership.

 (9) Does not include 96,950,000 shares owned by Enron in which each of Messrs. Lay, Urquhart and Kinder, in their capacities as Chairman of the Board, Vice Chairman of the Board and President, respectively, of Enron, has sole voting and investment power pursuant to the provisions of Enron's bylaws.

(10) Includes 7,552 shares with respect to Enron Common Stock and 1,200 shares with respect to Enron Oil & Gas Company Common Stock held by Mr. Lay's children and stepchildren in which Mr. Lay has shared voting and investment power.

(11) Includes 6,088 shares owned by Dr. Walker's wife and in which Dr. Walker disclaims beneficial ownership.

(12) Includes 2,496 shares held in a charitable foundation in which Mr. Foy has no pecuniary interest.

(13) Includes 100,000 shares held in a charitable foundation in which Mr. Lay has no pecuniary interest.

(14) Shares held in a charitable foundation in which Mr. Winokur has no pecuniary interest.

(15) Shares held in a charitable foundation in which Mr. Kinder has no pecuniary interest.

(16) Includes 17,000 shares held in a charitable foundation in which Mr. Belfer has no pecuniary interest and 6,000 shares held in trusts in which Mr. Belfer or his son is trustee.

(17) Includes 17,000 shares held in trusts in which Mr. Belfer's son or wife is trustee or in which Mr. Belfer is trustee or a co-trustee and 500 shares held in a charitable foundation in which Mr. Belfer has no pecuniary interest.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held five regularly scheduled meetings and one special meeting during the year ended December 31, 1995. The Executive Committee meets on a less formal basis and may exercise all of the powers of the Board of Directors, except where restricted by Enron's bylaws or by applicable law. During the year ended December 31, 1995, the Executive Committee met seven times. The Executive Committee is currently composed of Messrs. Duncan (Chairman), Belfer, Foy, Kinder, Lay, LeMaistre and Winokur.

     The Board of Directors uses working committees with functional responsibility in the more complex recurring areas where disinterested oversight is required. The Audit Committee serves as the overseer of Enron's financial reporting process and internal controls. At three meetings during the year ended December 31, 1995, the Audit Committee met with the independent auditors, as well as Enron officers and employees who are responsible for legal, financial and accounting matters. In addition to recommending the appointment of the independent auditors to the Board of Directors, the Audit Committee reviews the scope and fees related to the audit, the accounting policies and reporting practices, contract and internal auditing and internal control, compliance with Enron's policies regarding business conduct and other matters as deemed appropriate. The Audit Committee is currently composed of Messrs. Jaedicke (Chairman), Blake and Wakeham and Dr. Gramm.

     The Compensation Committee's responsibility is to establish Enron's compensation strategy and ensure that the senior executives of Enron and its wholly-owned affiliates are compensated effectively in a manner consistent with the stated compensation strategy of Enron, internal equity considerations, competitive practice and the requirements of appropriate regulatory bodies. In meeting six times during the year ended December 31, 1995, the Compensation Committee also continued to monitor and approve awards earned pursuant to Enron's comprehensive executive compensation program. The Compensation Committee is currently composed of Messrs. LeMaistre (Chairman), Belfer, Duncan and Foy.

     The Finance Committee serves as a monitor of Enron's financial activities. In meeting four times during the year ended December 31, 1995, the Finance Committee reviewed the financial plans and proposals of management, as well as recommended action with regard thereto to the Board of Directors. The Finance Committee is currently composed of Messrs. Winokur (Chairman), Blake, Jaedicke, Urquhart and Walker.

     The Nominating Committee has oversight for recruiting and recommending candidates for election to the Board of Directors and evaluation of director performance. In meeting one time during the year ended December 31, 1995, the Committee reviewed information regarding proposed nominees to the Board. The Nominating Committee is currently composed of Messrs. Walker (Chairman), Urquhart and Wakeham and Dr. Gramm.

     During the year ended December 31, 1995, each Director attended at least 75% of the total number of meetings of the Board and the committees on which the Director served.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

     Each non-employee director of Enron receives an annual service fee of $40,000 (increased from $22,000 effective May 2, 1995) for serving as a director. The annual fee for serving on a committee, which was $4,000 per committee, was eliminated effective May 2, 1995. Each non-employee director currently serves on two committees. Chairs of the committees receive an additional $5,000 annually (increased from $3,000 effective May 2, 1995). Meeting fees are $1,250 for each Board meeting attended and $1,000 for each committee meeting attended. Total director's fees paid or deferred in 1995 were $600,750.

     Directors can elect to receive fees in cash, defer receipt of their fees to a later specified date under Enron's 1994 Deferral Plan, or receive their fees in a combination of restricted stock and stock options in lieu of cash under the 1991 Stock Plan. Under Enron's 1994 Deferral Plan, interest was credited, during 1995, at 9%. Five directors elected to defer fees into Enron's 1994 Deferral Plan. Prior to 1994, Directors were able to defer their fees under Enron's 1985 Deferral Plan, which continues to credit interest on account balances based on 150% of Moody's seasoned corporate bond yield index, which for 1995 was 12.39%. One Director elected to receive his fees in a combination of restricted stock and stock options in lieu of cash according to the terms of the 1991 Stock Plan. During 1995, each non-employee director received 450 shares of restricted stock (valued at $34.75 per share on the date of grant) and options to purchase 1,800 shares (with an exercise price of $34.75 per share) according to the terms of the 1991 Stock Plan.

REPORT FROM THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors is responsible for developing Enron's executive compensation philosophy. It is the duty of the Committee to administer the philosophy and its relationship with the compensation paid to the Chief Executive Officer and each of the other executive officers.

     The basic philosophy behind executive compensation at Enron is to reward the executive's performance that creates long-term stockholder value. This pay-for-performance tenet is embedded in most aspects of an executive's total compensation package. Salary increases, annual incentive awards and long-term incentive grants are reviewed annually to ensure consistency with Enron's total compensation philosophy.

  Base Salary

     All decisions regarding base salary are made based upon individual performance as measured against pre-established individual objectives and competitive practice as measured by periodic compensation surveys. Base salaries are targeted at the median of an industry comparator group, comparable to the peer group reflected in the proxy performance graph.

  Annual Incentive Awards

     The annual incentive plan is funded as a percent of after-tax net income as approved by the Committee each year based upon company performance and competitive industry practice. Downward adjustment of the fund is at the sole discretion of the Committee based on performance against other goals such as cash flow, strengthening the balance sheet and total stockholder return. These factors are not weighted, but are applied at the sole discretion of the Committee. However, upward adjustment of the fund, over the formula-driven amount, is not allowed. Since Enron's performance goal is net income, the fund increases or decreases based on Enron's earnings performance. All decisions regarding individual incentive awards are made based upon individual performance as measured against pre-established individual objectives and competitive practice as measured by compensation surveys, but in no event will an individual incentive award exceed a specified percent of after-tax net income as pre-established annually by the Committee. Under the annual incentive plan, awards can be made in any combination of cash, stock and stock options. Annual incentive awards are intended to result in total direct compensation (base plus annual incentive) at the top quartile of the industry comparator group, given top quartile performance. Based on the last compensation survey, this objective was met.

  Long-Term Incentive Grants

     Long-term incentive grants are made annually to each executive and are targeted at the top quartile of the industry comparator group. One-half of the grants' intended value is made in performance units under Enron's performance unit plan and one-half is made in stock options. Aggregate stock holdings of the executives have no bearing on the size of long-term incentive grants. Occasionally, restricted stock is granted for specific reasons, such as: (i) individual performance, (ii) company performance, (iii) to accommodate special situations such as promotions, (iv) in lieu of other benefits or (v) to remain market competitive.

     Enron's long-term incentive program is focused on increasing stockholder value. For example, performance units compare Enron's total stockholder return versus peer group performance over a four-year period. In order for top quartile compensation to be realized, Enron's total stockholder return must rank at least third among the peer group of 12 companies. Stock options are granted at market price. Thus, for any compensation to be realized pursuant to stock options, the market price of Common Stock must increase.

  Total Compensation

     Approximately 70% of the total compensation of Enron's most senior executives is "at risk", based strictly upon the performance of Enron and return to the stockholders. Also, three significant elements in the employee benefit package, the All-Employee Stock Option Program and the Employee Stock Ownership Plan and the Enron Corp. Savings Plan (which together own almost 12% of Common Stock as of January 31, 1996), are driven by increasing stockholder value.

     Inherent in this "at-risk" component is a heavy weighting toward long-term performance. At Enron, long-term incentives for the most senior executives are approximately double the size of annual incentives. We believe this feature provides Enron management with a long-term strategic incentive that will encourage the continued creation of stockholder value. In addition, the Committee has approved stock ownership guidelines which provide that each member of the Office of the Chairman is required to own Enron stock having a value at least equal to five times his or her annual base salary, each Management Committee member is required to own Enron stock having a value at least equal to two times his or her annual base salary, and other corporate and subsidiary officers named in the annual report are required to own Enron stock having a value at least equal to his or her annual base salary.

     The Committee consults from time to time with Hewitt Associates, a national consulting firm experienced in executive compensation, and has access to national compensation surveys and Enron's financial records. The Committee reviews each element of compensation to ensure that the total compensation delivered is reflective of company performance with input on market competitiveness. The executive compensation program is designed to provide top quartile compensation for top quartile performance. In the last review, the Committee confirmed that the executive compensation program was meeting the targeted objective.

  Chief Executive Officer Compensation

     As part of an annual review, the Committee applies the executive compensation philosophy to the total compensation package of the Chief Executive Officer and the other executives. Mr. Lay did not receive an increase to his base salary during 1995, as specified in his employment agreement. In recognition of Enron's performance during 1995, Mr. Lay received an annual incentive award consisting of $1,440,000 in cash and a grant of stock options, at market value, to acquire 73,850 shares. The Committee determined the amount of the annual incentive award taking into consideration the annual performance report presented by management, which reflected Enron's 14.5% increase in net income, an increase in earnings per share of 15%, a stockholder return of 27.66% and an increase in credit rating by Standard & Poor's to BBB+ from BBB. In addition, 1995 was the eighth consecutive year Enron Corp. increased earnings per share by 15% or more (excluding the 1989 gain on the initial public offering of Enron Oil & Gas Company common stock and the effect on deferred taxes of the 1993 federal statutory tax rate increase from 34% to 35%) and the fifth consecutive year common stock dividends were increased.

     In addition to the annual incentive award, during 1995 Mr. Lay received long-term incentive grants consisting of a grant of stock options, at market value, to acquire 101,570 shares, and a grant of 812,500 performance units, consistent with the design of the long-term incentive program.

     Mr. Lay received a cash payment of $421,875 under the Performance Unit Plan for the 1992-1995 performance period. Payments are made under the Performance Unit Plan only if Enron's total stockholder returns are greater than returns stockholders would have received if they invested in stock of industry peers. The payout for the measurement period from 1992-1995 reflected Enron's return to its stockholders of 99.40% compared with 61.61% for industry peers, 51.92% for the S&P 500, and 14.54% for 90-day U.S. Treasury Bills. This performance earned Enron a ranking of Number 4 and valued the units at $0.75.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code ("Section 162(m)"), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to a company's Chief Executive Officer and four other most highly compensated executive officers, as reported in its Proxy Statement. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Enron has structured the performance-based portion of the compensation of its executive officers (which currently consists of stock options grants, performance unit grants and annual incentive awards) in a manner that complies with the statute. The Amended and Restated 1991 Stock Plan and the Annual Incentive Plan were presented to and approved by stockholders at the 1994 annual meeting and the Performance Unit Plan was presented to and approved by stockholders at the 1995 annual meeting. Occasionally, Enron may grant restricted stock for specific reasons which would not qualify as performance-based compensation. Also, during 1996, Enron will change the composition of the Compensation Committee in compliance with Section 162(m).

  Summary

     Executive compensation at Enron is taken seriously by the Committee, the Board of Directors and senior management. The Committee believes that there has been a strong link between the success of the stockholder and the rewards of the executives. This success is evidenced by the increase in stockholder value from 1989 to 1995, during which time a stockholder who invested $100 in Enron Common Stock would have received $469, or a 369% increase in value, compared to 153% for the S&P 500 and 65% for industry peers. The Committee believes that with the present plan designs, management will continue to strive to increase stockholder value.

Compensation Committee

Charles A. LeMaistre (Chairman)
Robert A. Belfer
John H. Duncan
Joe H. Foy

COMPARATIVE STOCK PERFORMANCE

     The performance graph shown below was prepared by Value Line, Inc., for use in this proxy statement. As required by applicable rules of the Securities and Exchange Commission (the "SEC"), the graph was prepared based upon the following assumptions:

        1. $100 was invested in Enron Common Stock, the S&P 500, the Current Peer Group (as defined below) and the Original Peer Group (as defined below) on December 31, 1990.

        2. The Original and Current Peer Groups investments are weighted based on the market capitalization of each individual company within the Peer Groups at the beginning of each year.

        3. Dividends are reinvested on the ex-dividend dates.

     The companies that comprise Enron's Current Peer Group are as follows:
British Gas PLC (which replaced Transco Energy Company effective April 28,
1995); Burlington Resources Inc.; Coastal Corp.; Columbia Gas Systems, Inc.; Consolidated Natural Gas Co.; NorAm Energy Corp.; Occidental Petroleum Corp.; PanEnergy Corp; Sonat Inc.; Tenneco, Inc. and The Williams Companies, Inc. The companies that comprise Enron's Original Peer Group are as follows: Burlington Resources Inc.; Coastal Corp.; Columbia Gas Systems, Inc.; Consolidated Natural Gas Co.; NorAm Energy Corp.; Occidental Petroleum Corp.; PanEnergy Corp; Sonat Inc.; Tenneco, Inc.; Transco Energy Company (until April 28, 1995, when it ceased to be publicly traded); and The Williams Companies, Inc.

     Although this method of calculating stockholder return differs from the method that Enron uses for purposes of its Performance Unit Plan, it does display a similar trend.

  Measurement Period                                         Current Peer     Original Peer
(Fiscal Year Covered)          Enron Corp.      S&P 500         Group            Group
1990                             100.00          100.00          100.00          100.00
1991                             133.01          130.55           96.65           85.78
1992                             181.81          140.72          103.71           97.82
1993                             232.69          154.91          124.09          114.52
1994                             251.10          157.39          117.94          105.98
1995                             321.21          216.42          134.72          140.41

EXECUTIVE COMPENSATION

     The following table summarizes certain information regarding compensation paid or accrued during each of Enron's last three fiscal years to Enron's Chief Executive Officer and each of Enron's four other most highly compensated executive officers (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                             -----------------------------------        --------------------------------------
                                                         OTHER                          SECURITIES                   ALL OTHER
                                                         ANNUAL         RESTRICTED      UNDERLYING      LTIP        COMPENSATION
 NAME & PRINCIPAL             SALARY       BONUS        COMPENSATION      STOCK         OPTIONS/      PAYOUTS      --------------
     POSITION        YEAR       $            $           ($)(1)         AWARDS($)(2)    SARS (#)        ($)            ($)(4)
-------------------  ----    --------    ----------     --------        ----------      ---------     --------     --------------
Kenneth L. Lay.....  1995    $990,000    $1,440,000     $220,316        $        0        156,955     $421,875       $  281,058
 Chairman of the
 Board and.........  1994    $990,000    $1,200,000     $296,630        $   69,680      1,416,615     $930,000       $  311,837
 Chief Executive
 Officer...........  1993    $960,000    $1,040,000     $375,232        $1,283,250        648,000     $900,000       $1,137,035
Richard D.
 Kinder............  1995    $720,015    $1,040,000     $ 81,465        $        0        126,270     $281,250       $  121,886
 President and
 Chief.............  1994    $660,044    $  840,000     $124,366        $   42,210      1,161,125     $680,000       $   87,872
 Operating
 Officer...........  1993    $640,044    $  720,000     $218,410        $  853,688        433,233     $550,044       $  404,913
Edmund P. Segner,
 III...............  1995    $373,333    $  372,000     $ 10,500        $        0         41,980     $ 93,750       $      793
 Executive Vice
 President.........  1994    $350,000    $  300,000     $ 10,500        $   16,583        225,895     $200,000       $   31,572
 and Chief of
 Staff.............  1993    $297,500    $  260,000     $  8,450        $  511,125        240,000     $ 70,070       $   41,907
Rodney L. Gray.....  1995    $366,667    $  382,500     $ 10,500        $  554,600         13,295     $ 65,625       $      793
 Managing Director,
 Enron.............  1994    $350,000    $  288,000     $ 10,500        $  331,483        375,895(3)  $175,000       $   31,572
 Development
 Corp..............  1993    $287,292    $  260,000     $  6,250        $  266,438        252,950     $ 84,150       $   41,907
 and Chairman,
 President and
 Chief Executive
 Officer, Enron
 Global Power &
 Pipelines L.L.C.
James V. Derrick,
 Jr................  1995    $340,001    $  300,000     $ 13,439        $        0         40,710     $129,375       $      793
 Senior Vice
 President.........  1994    $320,004    $  232,000     $ 16,110        $   14,070        181,795     $345,000       $   31,572
 and General
 Counsel...........  1993    $311,671    $  200,000     $ 14,198        $  255,563        160,000     $      0(5)    $   41,907

(1) Includes "Perquisites and Other Personal Benefits" if value is greater than the lesser of $50,000 or 10% of reported salary and bonus. Personal plane usage of $132,829, $147,919 and $130,154 has been reported for Mr. Lay in 1993, 1994 and 1995, respectively. Also, Enron maintains three deferral plans for key employees under which payment of base salary, annual bonus and long-term incentive awards may be deferred to a later specified date. Under the 1985 Deferral Plan, interest is credited on amounts deferred based on 150% of Moody's seasoned corporate bond yield index with a minimum rate of 12%, which for 1993 was 12.825%, for 1994 was the minimum of 12.0%, and for 1995 was 12.39%. Interest in excess of 120% of the December, 1994 long-term Applicable Federal Rate ("AFR") (9.91%) has been reported as Other Annual Compensation for 1995, interest in excess of 120% of December, 1993 long-term AFR (7.29%) has been reported as Other Annual Compensation for 1994, interest in excess of 120% of the December, 1992 long-term AFR (8.5%) has been reported as Other Annual Compensation for 1993. No interest has been reported as Other Annual Compensation under the 1992 Deferral Plan, which credits interest at Enron's mid-term borrowing rate, since the crediting rates for 1993, 1994 and 1995 of 7.06%, 6.0%, and 8.5% respectively, did not exceed 120% of the AFR. No interest has been reported as Other Annual Compensation under the 1994 Deferral Plan during 1994, because none of the Named Officers participated in this plan during 1994. No interest has been reported as Other Annual Compensation under the 1994 Deferral Plan during 1995 for the participating Named Officers because the crediting rate during 1995 was 9% and did not exceed 120% of the AFR. Other Annual Compensation also includes cash perquisite allowances.

(2) Restricted stock awards to the Named Officers on February 9, 1993 vest 20% per year beginning February 9, 1994 and ending February 9, 1998. Restricted stock awards to the Named Officers on February 7, 1994, were provided to compensate for lost benefits due to statutory earnings limits and became 50% vested on August 7, 1994, and 100% vested on February 7, 1995. Grants made to Mr. Gray in 1994 and 1995 under the terms of his employment agreement will vest 100% on December 31, 1996. Dividend equivalents for all restricted stock awards accrue from date of grant and are paid upon vesting. The following is the aggregate total of shares in unreleased restricted stock holdings and their value as of December 31, 1995, for each of the Named
    Officers: Mr. Lay, 28,320 shares valued at $1,079,700; Mr. Kinder, 18,840 shares valued at $718,275; Mr. Segner, 11,280 shares valued at $430,050; Mr. Gray, 34,080 shares valued at $1,299,300; and Mr. Derrick, 5,640 shares valued at $215,025.

(3) Options granted to Mr. Gray in 1994 include options for 150,000 common shares of Enron Global Power & Pipelines L.L.C. ("EPP") granted on November 15, 1994, at EPP's initial public offering price of $24 per share.

(4) The amounts shown include the value, as of year-end 1993, 1994, and 1995 of Enron Common Stock allocated during those years to employees' savings and special subaccounts under Enron's Employee Stock Ownership Plan. Included in 1994 is a special allocation
                                             (Notes continued on following page)
    made in February, 1994 to employees' savings subaccounts under Enron's Employee Stock Ownership Plan in lieu of a merit increase in 1994 and a special allocation made in December, 1994 to a special allocation subaccount. Included in 1995 is a special allocation made in December, 1995 to a special allocation subaccount. Included in 1994 and 1995 for Mr. Lay is $1,944 and $3,252, respectively, that is attributable to term life insurance coverage pursuant to a split-dollar life insurance arrangement. Also included in 1994 and 1995 for Mr. Lay is $278,321 and $277,013, respectively, which represents the remainder of the annual premium that was provided in exchange for forfeiture by Mr. Lay of post-retirement executive supplemental survivor benefits and executive supplemental retirement benefits. Included in 1994 for Mr. Kinder is a cash payment of $56,300 and in 1995 a cash payment of $121,245 which were provided for payment of life insurance premiums on policies already held by Mr. Kinder in exchange for forfeiture by Mr. Kinder of post-retirement executive supplemental survivor benefits. An independent firm certified that both of the benefit exchanges were cost neutral to Enron. Also included in 1993 are cash payments to Messrs. Lay and Kinder of $1,095,128 and $363,006, respectively, that were made pursuant to the terms of their advances which were used to purchase Common Stock in 1989.

(5) Mr. Derrick was employed in June, 1991 and did not receive a grant of performance units until the 1991 grant which was paid in 1994.

STOCK OPTION GRANTS DURING 1995

     The following table sets forth information with respect to grants of stock options pursuant to Enron's stock plans to the Named Officers reflected in the Summary Compensation Table. No stock appreciation rights were granted during 1995.

                                INDIVIDUAL GRANTS
                       ------------------------------------
                        NUMBER
                          OF
                       SECURITIES                                                    POTENTIAL REALIZABLE VALUE AT
                       UNDERLYING   % OF TOTAL                                          ASSUMED ANNUAL RATES OF
                       OPTIONS/    OPTIONS/SARS    EXERCISE                             STOCK PRICE APPRECIATION
                         SARS       GRANTED TO     OR BASE                                 FOR OPTION TERM(5)
                       GRANTED     EMPLOYEES IN     PRICE        EXPIRATION    ------------------------------------------
        NAME            (#)(1)     FISCAL YEAR      ($/SH)          DATE       0%(4)         5%                 10%
---------------------  --------    ------------    --------      ----------    -----    -------------      --------------
Kenneth L. Lay.......     55,385(2)    1.88%       $29.5000       01/25/00       $0     $     451,405      $      997,486
                         101,570(3)    3.45%       $38.1250       12/29/05       $0     $   2,435,304      $    6,171,539
Richard D. Kinder....     38,770(2)    1.32%       $29.5000       01/25/00       $0     $     315,987      $      698,249
                          87,500(3)    2.97%       $38.1250       12/29/05       $0     $   2,097,953      $    5,316,625
Edmund P. Segner,
  III................     13,850(2)    0.47%       $29.5000       01/25/00       $0     $     112,882      $      249,439
                          28,130(3)    0.95%       $38.1250       12/29/05       $0     $     674,462      $    1,709,219
Rodney L. Gray.......     13,295(2)    0.45%       $29.5000       01/25/00       $0     $     108,358      $      239,444
James V. Derrick,
  Jr.................     10,710(2)    0.36%       $29.5000       01/25/00       $0     $      87,290      $      192,888
                          30,000(3)    1.02%       $38.1250       12/29/05       $0     $     719,298      $    1,822,843
All Employee and
  Director
  Optionees..........  2,971,210(6)     100%       $34.2800(7)         N/A       $0        64,054,831(8)      162,327,602(8)
All Stockholders.....       N/A          N/A            N/A            N/A       $0     5,277,342,489(8)   13,373,828,926(8)
Optionee Gain as % of
  All Stockholders
  Gain...............       N/A          N/A            N/A            N/A      N/A             1.21%               1.21%

---------------

(1) If a "change of control" (as defined in the 1991 Stock Plan) were to occur before the options become exercisable and are exercised, the vesting described below will be accelerated and all such outstanding options shall be surrendered and the optionee shall receive a cash payment by Enron in an amount equal to the value of the surrendered options (as defined in the 1991 Stock Plan).

(2) Represents bonus stock options that are five year grants and became 100% vested on July 25, 1995.

(3) Represents the stock option grant under the Long-Term Incentive Program for 1996. Grants under this program are granted on the last trading day of the prior year, due to regulations under Section 162(m). Options will become 20% vested on June 29, 1996 and will first be exercisable on that date with an additional 20% becoming exercisable on the anniversary of the date of grant until December 29, 1999.
                                             (Notes continued on following page)

(4) An appreciation in stock price, which will benefit all stockholders, is required for optionees to receive any gain. A stock price appreciation of zero percent would render the option without value to the optionees.

(5) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of Common Stock.

(6) Includes shares issued to employees on December 29, 1995 under the All Employee Stock Option Program to employees hired during 1995.

(7) Weighted average exercise price of all Enron stock options granted in 1995.

(8) Appreciation for All Employee and Director Optionees is calculated using the maximum allowable option term of 10 years, even though in some cases the actual option term is less than 10 years. Appreciation for all stockholders is calculated using an assumed ten-year option term, the weighted average exercise price for All Employee and Director Optionees ($34.28) and the number of shares of Common Stock outstanding on December 31, 1995, excluding 6,450,597 shares held by the Enron Corp. Flexible Equity Trust.

AGGREGATED STOCK OPTION/SAR EXERCISES DURING 1995 AND STOCK OPTION/SAR VALUES AS OF DECEMBER 31, 1995

     The following table sets forth information with respect to the Named Officers concerning the exercise of SARs and options during the last fiscal year and unexercised options and SARs held as of the end of the fiscal year:

                                                                      NUMBER OF SECURITIES
                                                                     UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED
                                                                         OPTIONS/SARS AT                 IN-THE-MONEY OPTIONS/
                                      SHARES                            DECEMBER 31, 1995              SARS AT DECEMBER 31, 1995
                                   ACQUIRED ON        VALUE      ------------------------------    --------------------------------
              NAME                 EXERCISE (#)    REALIZED ($)  EXERCISABLE      UNEXERCISABLE    EXERCISABLE        UNEXERCISABLE
---------------------------------  ------------    ------------  -----------      -------------    -----------        -------------
Kenneth L. Lay...................    213,600       $4,936,600     1,563,964         1,157,506      $19,015,511          $7,017,812
Richard D. Kinder................     60,000       $1,387,500     1,591,586           908,042      $24,473,757          $5,194,751
Edmund P. Segner, III............     78,892       $  828,343       192,737           263,586      $ 1,798,327          $2,287,202
Rodney L. Gray -- Enron Corp. ...          0       $        0       290,305           260,075      $ 3,407,067          $2,398,658
                EPP..............          0       $        0             0           150,000      $         0          $  131,250
James V. Derrick, Jr. ...........          0       $        0       326,457           216,048      $ 4,983,240          $1,875,116

LONG-TERM INCENTIVE PLAN -- AWARDS IN 1995

     The following table provides information concerning awards of performance units under Enron's Performance Unit Plan during 1995. Grants are made at the beginning of each fiscal year and each unit is assigned a value of $1.00. The units are subject to a four-year performance period, at the end of which Enron's total stockholder return is compared to that of the 11 peer companies included in the Current Peer Group. At that time, the units are assigned a value ranging from $0 to $2.00 based on the rank of Enron's stockholder return within the Current Peer Group. To be valued at the maximum of $2.00, Enron must rank first, and to be valued at the target of $1.00, Enron must rank third. Regardless of Enron's rank, Enron's stockholder return must be above the return on 90-day U.S. Treasury Bills over the same performance period in order for any value to be assigned.

                                         NUMBER           PERFORMANCE
                                           OF              OR OTHER                     ESTIMATED FUTURE PAYOUTS
                                        SHARES,             PERIOD                 UNDER NON-STOCK PRICE-BASED PLANS
                                        UNITS OR             UNTIL            --------------------------------------------
                                         OTHER            MATURATION          THRESHOLD          TARGET           MAXIMUM
     NAME                              RIGHTS (#)           PAYOUT               ($)              ($)               ($)
     ----                              ----------         -----------         ---------         --------         ---------
Kenneth L. Lay.........................   812,500           4 years            $     0          $812,500         $1,625,000
Richard D. Kinder......................   700,000           4 years            $     0          $700,000         $1,400,000
Edmund P. Segner, III..................   225,000           4 years            $     0          $225,000         $ 450,000
Rodney L. Gray(1)......................         0                 0            $     0          $      0         $       0
James V. Derrick, Jr. .................   172,500           4 years            $     0          $172,500         $ 345,000

---------------
(1) Pursuant to Mr. Gray's employment agreement, he does not receive performance units (See "Employment Contracts" on page 22.)

RETIREMENT AND SUPPLEMENTAL BENEFIT PLANS

     For many years, Enron has maintained the Enron Corp. Retirement Plan (the "Retirement Plan") to provide retirement income for employees of Enron and its subsidiaries. Accrual of benefits under the Retirement Plan was temporarily suspended effective December 31, 1994 in connection with conversion of the plan's benefit formula from a final average pay formula (the "Pre-1995 Formula") to a career average pay, cash balance formula (the "Post-1994 Formula").

     The Pre-1995 Formula was designed to provide monthly retirement income for each covered employee in an amount equal to 1.45% of an employee's final average pay multiplied by such employee's years of accrual service not in excess of 25 years, plus .45% of final average pay multiplied by accrual service in excess of 25 years up to a maximum of 10 years, plus .45% of final average pay in excess of the integration level multiplied by accrual service not in excess of 35 years, plus 1% of final average pay multiplied by accrual service in excess of 35 years. Final average pay is the average of an employee's monthly compensation either for any period of sixty consecutive months that occurs during the last 120 months of vesting service and for which such employee's average monthly compensation is the highest, or for the period of such employee's vesting service if less than 60 months. The integration level is the lesser of 125% of compensation covered by Social Security for an employee attaining the Social Security retirement age, or the FICA taxable wage base in effect, in the Plan year in which the employee terminates employment. Benefits accrued under the Retirement Plan after 1986 and before 1995 are offset by the value of Common Stock allocated to an employee's retirement subaccount in Enron's Employee Stock Ownership Plan.

     In 1995, Enron's Board of Directors adopted an amendment to and restatement of the Retirement Plan changing the Plan's name to the Enron Corp. Cash Balance Plan (the "Cash Balance Plan") and changing the benefit accrual formula to the Post-1994 Formula, under which covered employees will accrue an annual benefit equal to an account balance of 5% of base pay. Each employee's accrued benefit will be credited with interest based on 10-year Treasury Bond yields. Benefit accrual under the Post-1994 Formula commenced in Plan year 1996.

     Directors who are not employees are not eligible to participate in the Cash Balance Plan.

     In addition, Enron has a Supplemental Retirement Plan that is designed to assure payments to certain employees of that retirement income that would be provided under the Cash Balance Plan except for the dollar limitation on accrued benefits imposed by the Internal Revenue Code of 1986, as amended, and a

Pension Program for Deferral Plan Participants that provides supplemental retirement benefits equal to any reduction in benefits due to deferral of salary into Enron's Deferral Plans.

     The following table sets forth the estimated annual benefits payable under normal retirement at age 65, assuming current remuneration levels without any salary projection and participation until normal retirement at age 65, with respect to the Named Officers under the provisions of the foregoing retirement plans:

                                                            ESTIMATED
                                                 CURRENT    CREDITED      CURRENT        ESTIMATED
                                                 CREDITED   YEARS OF    COMPENSATION   ANNUAL BENEFIT
                                                 YEARS OF    SERVICE      COVERED       PAYABLE UPON
                                                 SERVICE    AT AGE 65     BY PLANS       RETIREMENT
                                                 --------   ---------   ------------   --------------
    Mr. Lay....................................    18.9        30.2       $990,000        $437,813
    Mr. Kinder.................................    15.1        28.9       $750,000        $276,521
    Mr. Segner.................................     7.9        30.7       $385,000        $165,743
    Mr. Gray...................................     7.8        29.1       $375,000        $151,551
    Mr. Derrick................................     4.5        18.6       $350,000        $ 71,851

     NOTE: The estimated annual benefits payable are based on the straight life annuity form without adjustment for any offset applicable to a participant's retirement subaccount in Enron's Employee Stock Ownership Plan.

     Messrs. Segner and Gray participate in the Executive Supplemental Survivor Benefit Plan. Both Messrs. Lay and Kinder have waived their participation in lieu of life insurance premiums. In the event of death after retirement, the Plan provides an annual benefit to the participant's beneficiary equal to 50 percent of the participant's annual base salary at retirement, paid for 10 years. The Plan also provides that in the event of death before retirement, the participant's beneficiary receives an annual benefit equal to 30% of the participant's annual base salary at death, paid for the life of the participant's spouse (but for no more than 20 years in some cases). Mr. Lay has an agreement which was entered into with Houston Natural Gas Corporation for an annual benefit equal to 30% of his annual base salary upon death before retirement, paid for the life of his spouse. Mr. Kinder has an agreement which was entered into with Houston Natural Gas Corporation for an annual benefit equal to 30% of his annual base salary upon death before retirement, paid for the life of his spouse and an agreement with Houston Natural Gas Corporation which will provide Mr. Kinder with an annual retirement benefit increase of 5% for up to 13 years or until his total retirement benefit, as supplemented, equals 60% of his annual base salary at retirement after reaching age 60.

SEVERANCE PLANS

     Enron's Severance Pay Plan, as amended, provides for the payment of benefits to employees who are terminated for failing to meet performance objectives or standards or who are terminated due to reorganization or economic factors. The amount of benefits payable for performance related terminations is based on length of service and may not exceed six weeks' pay. For those terminated as the result of reorganization or economic circumstances, the benefit is based on length of service and amount of pay up to a maximum payment of 26 weeks of base pay. If the employee signs a Waiver and Release of Claims Agreement, the employee may receive an additional severance benefit equal to the severance benefit described above. Under no circumstances will the total severance benefit paid under Enron's Severance Pay Plan exceed 52 weeks of pay. Under Enron's Change of Control Severance Plan, in the event of an unapproved change of control of Enron, any employee who is involuntarily terminated within two years following the change of control will be eligible for severance benefits equal to two weeks of base pay multiplied by the number of full or partial years of service, plus one month of base pay for each $10,000 (or portion of $10,000) included in the employee's annual base pay, plus one month of base pay for each five percent of annual incentive award opportunity under any approved plan. The maximum an employee can receive is 2.99 times the employee's average annual base pay over the past five years.

EMPLOYMENT CONTRACTS

     Mr. Lay entered into an employment agreement with Enron in September, 1989. The agreement was renewed for an additional five years in February, 1994, and provides for (i) a fixed annual salary of $990,000 and (ii) a stock option grant of 1,200,000 shares of Common Stock pursuant to the Enron Corp. 1991 Stock Plan. Mr. Lay has the option to terminate the agreement as of February 8, 1997.

     Mr. Kinder entered into an employment agreement with Enron in September, 1989. The agreement was renewed for an additional five years in February, 1994 and provides for (i) a minimum annual salary of $660,000 and (ii) a stock option grant of 1,000,000 shares of Common Stock pursuant to the Enron Corp. 1991 Stock Plan. Mr. Kinder has the option to terminate the agreement as of February 8, 1997.

     The stock option grants provided to Messrs. Lay and Kinder pursuant to the 1991 Stock Plan in the above described employment agreements vest 20% on the date of grant and 100% after 6 years and 10 months from the date of grant. However, if 15% annual earnings per share growth targets are achieved, the options granted under the 1991 Stock Plan vest 20% on the date of grant and the remaining vest 33 1/3% on each of the first, second and third anniversaries from the date of grant. If Mr. Lay or Mr. Kinder leaves Enron prior to full vesting of the options granted under the 1991 Stock Plan, then no further vesting will occur, but all vested options will be exercisable through February 7, 2001.

     Pursuant to the terms of his original 1989 employment agreement, Mr. Lay received an advance of $5 million to be used to purchase shares of Common Stock (which shares were pledged as collateral) and a loan commitment of $2.5 million. Pursuant to the terms of his original 1989 employment agreement, Mr. Kinder received an advance of $3 million to be used to purchase shares of Common Stock (which shares were pledged as collateral) and a loan commitment of $1.5 million. Under the terms of the advances, Messrs. Lay and Kinder were also entitled to receive payments to equalize the increased value and dividends that would have been realized based on the number of shares of Common Stock they agreed to buy at a fixed price of $12.50 per share and the number of shares they were actually able to buy in the open market at varying prices above $12.50. Such payments were made in 1993. Messrs. Lay and Kinder each received the full principal amounts of their respective advances and loans in 1989. The advances and loans bear interest (during 1995, at an average annual rate of 6.8%) and are collateralized with Common Stock and personal property.

     Under the terms of Mr. Lay's renewed agreement, on March 25, 1994, Mr. Lay repaid all outstanding advances and loans, including principal and interest. Mr. Lay was then provided with a new non-collateralized, interest bearing line of credit (during 1995, at an average annual rate of interest of 6.8%) in an aggregate amount not to exceed $4 million at any time. During 1995, the highest amount of Mr. Lay's outstanding loan balance was $2,605,000. During 1995, Mr. Lay made certain principal payments on the loan, and as of February 29, 1996, the balance on such loan was $250,000. Mr. Lay paid Enron $155,472 as interest in 1995 pursuant to his advance and loan agreements.

     During 1995, the balance of Mr. Kinder's advance and loan remained at $1,553,086 and $1,500,000 respectively. Interest in the amount of $118,451 and $109,023 accrued in 1995 on Mr. Kinder's advance and loan, respectively. Unpaid interest continues to accrue and is payable on or before February 8, 1999. The loans and advances mature on February 8, 1999, and if the shares of Common Stock pledged as collateral for the advances are insufficient to cover the amount of the advance and accrued interest outstanding, then Mr. Kinder is liable for up to one-third of the advance as well as unpaid interest. In the event of Mr. Kinder's death or permanent disability, his obligation to repay the advance is forgiven. Enron has purchased insurance on Mr. Kinder, with Enron as the owner and beneficiary, which will allow Enron to recover any outstanding advances in the event of the death or permanent disability of Mr. Kinder. Mr. Kinder's renewed agreement provides that, as of February 8, 1997, if mutually satisfactory terms pertaining to his future employment with Enron have not been agreed to by Mr. Kinder and Enron, then the outstanding principal and interest balances of his loan and advance will be forgiven.

     If severance remuneration payable under the agreements is held to constitute "excess parachute payments" and Messrs. Lay or Kinder become liable for any tax penalties imposed thereon, Enron will make a cash payment to them in an amount equal to the tax penalties plus an amount equal to any additional tax for which they will be liable as a result of their receipt of the payment for such tax penalties and payment for such reimbursement for additional tax. Messrs. Lay and Kinder have agreed to noncompete provisions until the end of the term of their employment agreements if they are involuntarily terminated and for two years from the date of any other termination of their employment.

     Mr. Segner entered into an employment agreement with Enron in October, 1991, which, as amended, provides for a minimum annual salary of $230,000. In May, 1994, Mr. Segner's agreement was extended two years, and he was granted 150,000 stock options with vesting tied to Enron earnings performance. These options vested 20% immediately and will vest 100% eight years from the date of grant. Vesting can be accelerated so that 20% would vest at the end of 1994, 1995, 1996 and 1997 if earnings targets are met. In the event of his involuntary termination, he will receive amounts prescribed in such agreement through the term of the agreement, which expires on September 30, 1998. The employment agreement contains noncompete provisions in the event of Mr. Segner's termination of employment.

     Mr. Gray entered into an employment agreement with Enron in July, 1993, which provides for a minimum annual salary of $350,000. It also includes the following provisions: (i) The potential to receive 65,800 shares of restricted stock, contingent upon Enron International, a predecessor of Enron Capital & Trade Resources Corp. ("ECT"), meeting the Board approved earnings target for the previous calendar year, according to the following grant schedule: in February, 1994, 9,400 shares if the 1993 earnings target was met; in February, 1995, 18,800 shares if the 1994 earnings target was met; in February, 1996, 18,800 shares if the 1995 earnings target was met; and in December, 1996, 18,800 shares if the 1996 earnings target was met. If a grant is not made because the previous year's earnings target was missed, the grant can be made in a following February if the earnings target for the year is exceeded by at least the amount of the underage from a previous year. All shares will vest on December 31, 1996. If the value of the 65,800 shares, including accrued dividends, is less than $3,000,000 on December 31, 1996, the difference (prorated for shares not granted) will be made up by Enron. (ii) A grant of 128,000 stock options with a 10 year term vesting 100% eight years from date of grant. Vesting may be accelerated under the following schedule: in February, 1994, one-seventh if the 1993 earnings target was met; in February, 1995, two-sevenths if the 1994 earnings target was met; in February, 1996, two-sevenths if the 1995 earnings target was met; in December, 1996, two-sevenths if the 1996 earnings target was met. Vesting of stock options has the same carry back provision, relative to missed earning targets as the restricted shares. (iii) No performance unit grants will be made during the term of the agreement. (iv) Payment of annual bonuses during the term of the agreement are at the sole discretion of the Compensation Committee. In May, 1994, Mr. Gray's agreement was extended one year, and he was granted 200,000 stock options with vesting tied to Enron International earnings performance. These options vested

20% immediately and will vest 100% eight years from the date of grant. Vesting can be accelerated so that 20% would vest at the end of 1994, 1995, 1996 and 1997 if earnings targets are met. In the event of his involuntary termination, Mr. Gray will receive amounts prescribed in the employment agreement through the term of the agreement, which expires on December 31, 1997. The employment agreement contains noncompete provisions in the event of Mr. Gray's termination of employment.

     Mr. Gray received a personal executive loan from Enron in the amount of $250,000 on August 1, 1994. The loan bears interest at the short-term Applicable Federal Rate compounded semi-annually, which during 1995 was 6.8% and is collateralized with 7,960 shares of Common Stock. Interest in the amount of $16,082 accrued in 1995 on the loan.

     Subsequent to the formation of ECT through the combination of Enron International and Enron Gas Services, Mr. Gray's employment agreement was assigned to ECT, with contingent grants and acceleration of vesting based on the earnings targets of ECT's international operations. In addition, subsequent to the formation of EPP, of which Mr. Gray is Chairman, President and Chief Executive Officer, Mr. Gray entered into a separate employment agreement with EPP, which provides that EPP will pay up to two-thirds of his total base salary, dependent upon the amount of time he dedicates to activities of EPP, and allows for Mr. Gray to receive payments from the EPP Annual Incentive Plan and grants from the EPP 1994 Share Option Plan. In 1995, Mr. Gray's employment and compensation agreement were assigned to Enron Development Corp. ("EDC"), with contingent grants and acceleration of vesting based 50% on Enron Corp. earnings per share targets and 50% based on EPP earnings per share targets.

     Mr. Derrick entered into an employment agreement with Enron in June, 1991, which provides for a minimum annual salary of $275,000, a minimum annual grant of 20,000 stock options, a minimum annual grant of 172,500 performance units, and annual cash compensation of not less than $400,000. In May, 1994, Mr. Derrick's agreement was extended three years, and he was granted 100,000 stock options with a four (4) year vesting schedule. In the event of his involuntary termination, he will receive amounts prescribed in such agreement through the term of the agreement, which expires on August 31, 1997. The employment agreement contains noncompete provisions in the event of Mr. Derrick's termination of employment.

CERTAIN TRANSACTIONS

     Effective August 1, 1991, Enron, Enron Power Corp. (a wholly owned subsidiary of Enron) and John A. Urquhart entered into a Consulting Services Agreement which, as amended, extends through December 31, 1997. Pursuant to the terms of the agreement, Mr. Urquhart serves as Vice Chairman of the Board of Enron and consults with Enron regarding the development and implementation of an integrated strategic international business plan and other matters concerning international business and operations. The Consulting Services Agreement, as amended, contains a retainer fee of $40,000 per month for providing up to 120 days consulting services annually. To the extent that consulting services exceed 120 days, Mr. Urquhart will be paid a daily rate of $4,000. Effective January 1, 1996, the retainer will be increased to $42,000 per month, and the daily rate will be increased to $4,200. Effective January 1, 1997, the retainer will be increased to $44,100 per month and the daily rate will be increased to $4,410. Mr. Urquhart will also be paid for all reasonable out-of-pocket expenses incurred under the agreement. In addition, prior to the amendments described below, Mr. Urquhart was entitled to receive the following incentive compensation: (i) 84,000 Enron Corp. phantom shares valued at $15.25 per share,
(ii) a $300,000 consulting services completion bonus, payable upon the earlier of July 31, 1995, or the date no phantom units remain exercisable, reduced by all phantom unit payments received, and (iii) a grant of phantom equity of .1% in Enron Power Corp., pursuant to the provisions of the Enron Power Corp. Executive Compensation Plan, which would vest at the end of the term of the Consulting Services Agreement. The Consulting Services Agreement was amended in February 1993 to replace the .1% phantom equity in Enron Power Corp. with 92,000 phantom shares in Enron at a grant price of $28.125. Upon exercise of phantom shares, Mr. Urquhart would receive the difference between the grant price and the fair market value of a phantom share on the date of exercise, defined as the closing price for one share of Common Stock, times the number of phantom shares exercised. The phantom shares vested 100% one year from date of grant and were to expire on August 1, 1995. In return for waiving his phantom equity, Mr. Urquhart received cash payments totaling $1,160,000, one-third of which was paid upon execution of the amendment and an additional one-third of which was paid on each of the first and second anniversaries of execution. The Consulting Services Agreement was further amended in May, 1994 to extend the term of both grants of phantom shares to December 31, 1995 and to rescind the $300,000 completion bonus. The Consulting Services Agreement was further amended in August, 1995, to provide for a grant of 50,000 Enron Corp. phantom shares at a grant price equal to the December 29, 1995 Enron Corp. closing stock price, or $38.125. The phantom shares will vest 50% on June 29, 1996, and 50% on December 29, 1996, and will expire on December 31, 1998. The services to be performed by Mr. Urquhart pursuant to the Consulting Services Agreement do not include, and are in addition to, his duties as a director of Enron, and the above compensation is in addition to the remuneration payable to Mr. Urquhart as a member of the Board of Directors of Enron. During 1995, Enron paid Mr. Urquhart $592,989 for services rendered (including reimbursement of expenses) under the Consulting Services Agreement. In addition, in 1995 Mr. Urquhart exercised 92,000 Enron Corp. phantom shares granted at $28.125 per share. Based on the fair market value on the date of exercise of $34.375, Mr. Urquhart received a cash payment of $575,000.

     Houston Pipe Line Company ("HPL"), a subsidiary of Enron, in the ordinary course of its business, entered into a master gas storage agreement (the "Master Agreement") on April 1, 1994, with Bruin Interests, L.L.C. ("Bruin"), of which Mark K. Lay owns a 33 1/3% equity interest. Mark K. Lay is a son of Kenneth L. Lay, Chairman of the Board and Chief Executive Officer of Enron. Bruin had the right to inject a predetermined quantity of natural gas into an underground storage facility owned by HPL, and thereafter has the right to withdraw such stored natural gas. At the time of execution of the master agreement, Bruin gained the right, through a contemporaneously executed confirmation, to inject up to eight billion cubic feet of natural gas into the storage facility from April to August of 1994, and to withdraw such gas during the months of December 1994 and January 1995. The Master Agreement and the initial confirmation were subsequently assigned by Bruin to a third party; HPL consented to such assignment. The assignment expired on April 1, 1995, whereupon rights and obligations under the Master Agreement reverted to Bruin. Subsequent to expiration of the initial confirmation, a new confirmation was entered into between Bruin and HPL relating to the storage of up to approximately six billion cubic feet of natural gas during the period from June 1, 1995 to February 28, 1996. The consideration for such storage service was the payment to HPL of an injection fee equal to $0.159 per million British Thermal Units ("MMBtu") of gas injected, with a minimum payment of $954,000 due by the payment date for the October 1995 invoice if the requisite minimum quantity of natural gas had not been injected by Bruin into the storage facility prior to October 31, 1995. All of the gas stored during the period of the second confirmation has been withdrawn as of this date, except for certain minor imbalance amounts that do not total more than 100,000 MMBtu.

     As a complement to the storage transaction, during the period from June 1, 1995 to September 30, 1995, HPL provided transportation services for Bruin and charged Bruin transportation fees ranging from $.01 per MMBtu to $.03 per MMBtu. The transportation contract is now complete.

     There are no currently effective confirmations under the Master Agreement, nor are there any discussions relating to the conduct of further storage or transportation business between HPL and Bruin under the Master

Agreement; however, such agreement has not been terminated and could be used in the future as the contractual vehicle to document future storage transactions between Bruin and HPL. HPL believes that the terms of the existing Master Agreement are comparable to those available to unaffiliated third parties, and HPL does not intend to engage in or permit any affiliate to engage in any transactions with Bruin except on terms that HPL believes are comparable to those available to unaffiliated third parties.

     In January, 1996, ECT, United Media Corporation ("UMC") and certain other individuals, including Mark K. Lay, entered into a feasibility agreement (the "Feasibility Agreement") providing for the performance by UMC and ECT of a feasibility study relating to the fixed price purchase and sale of certain paper products. Under the terms of the Feasibility Agreement, ECT has agreed to advance to the project up to $300,000 (including certain internal costs and out of pocket expenses of ECT and UMC). ECT also has an option to increase its commitment by an additional $300,000. In connection with the feasibility analysis being performed, ECT and UMC have held preliminary discussions with third parties for the supply of paper and related arrangements, but it has not been determined whether any such arrangements would ultimately be entered into. The Feasibility Agreement provides that if the project proceeds, UMC would receive an equity interest not to exceed 49%. ECT has been informed that, if the project proceeds, Mark K. Lay would own 20% of UMC's interest in the project.

     Section 16(a) of the Securities Exchange Act of 1934 requires Enron's executive officers and directors, and persons who own more than 10% of a registered class of Enron's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Enron believes that during 1995, its executive officers, directors and greater than ten percent stockholders complied with all applicable filing requirements, except Lawrence Ruben, who failed to file timely one report covering four transactions and Ronald J. Burns, who failed to file timely two reports covering four transactions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     At December 31, 1995, the Compensation Committee consisted of Messrs. LeMaistre, Belfer, Duncan and Foy.

     Until April 1986, Mr. Belfer was an officer of Belco Petroleum Corporation, a wholly owned subsidiary of Enron. During 1995 and 1996, Belco Oil & Gas Corp. ("BOGC") entered into natural gas and crude oil commodity swap agreements and option agreements with ECT. BOGC is wholly owned by Mr. Belfer and members of his family. These agreements were entered into in the ordinary course of business of ECT and are on terms that ECT believes are no less favorable than the terms of similar arrangements with third parties. Pursuant to the terms of these agreements, ECT paid BOGC a net amount of approximately $5,446,597 with respect to 1995. The amount of future payments (as well as whether payments are made by ECT to BOGC or vice versa) is affected by fluctuations in energy commodity prices. Enron believes that BOGC and ECT will continue to enter into similar arrangements throughout 1996.

     Enron retains the law firm of Bracewell & Patterson L.L.P. for legal services. During the last fiscal year, Enron and its subsidiaries paid Bracewell & Patterson L.L.P., from which Mr. Foy is a retired partner, legal fees which Enron believes to be reasonable for the services rendered. Until 1979, Mr. Foy was President of Houston Natural Gas Corporation, a predecessor of Enron.

                                    ITEM 2.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of Enron for the year ending December 31, 1996.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Voting Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. The Board of Directors recommends ratification by the stockholders of this appointment.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Stockholders on May 7, 1996, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

                 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Stockholders may propose matters to be presented at stockholders' meetings and may also nominate persons to be directors. Formal procedures have been established for those proposals and nominations.

PROPOSALS FOR 1997 ANNUAL MEETING

     Pursuant to various rules promulgated by the SEC, any proposals of holders of Voting Stock of Enron intended to be presented to the Annual Meeting of Stockholders of Enron to be held in 1997 must be received by Enron, addressed to Peggy B. Menchaca, Vice President and Secretary, 1400 Smith Street, Houston, Texas 77002, no later than November 25, 1996, to be included in the Enron proxy statement and form of proxy relating to that meeting.

     In addition to the SEC rules described in the preceding paragraph, Enron's bylaws provide that for business to be properly brought before the Annual Meeting of Stockholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a stockholder of Enron who is a stockholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements, for business to be brought before an annual meeting by a stockholder of Enron, the stockholder must have given timely notice in writing of the business to be brought before an Annual Meeting of Stockholders of Enron to the Secretary of Enron. TO BE TIMELY, A STOCKHOLDER'S NOTICE MUST BE DELIVERED TO OR MAILED AND RECEIVED AT ENRON'S PRINCIPAL EXECUTIVE OFFICES, 1400 SMITH STREET, HOUSTON, TEXAS 77002, ON OR BEFORE NOVEMBER 25, 1996. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on Enron's books, of the stockholder proposing such business,
(iii) the acquisition date, the class and the number of shares of Voting Stock of Enron which are owned beneficially by the stockholder,
(iv) any material interest of the stockholder in such business and (v) a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. Notwithstanding the foregoing bylaw provisions, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions. Notwithstanding anything in Enron's bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures outlined above.

PROPOSALS FOR 1996 ANNUAL MEETING

     The date for delivery to, or receipt by, Enron of any notice from a stockholder of Enron regarding business to be brought before the 1996 Annual Meeting of Stockholders of Enron was February 2, 1996. With respect to business to be brought before the 1996 Annual Meeting of Stockholders, Enron has not received any notices from its stockholders that Enron is required to include in this proxy statement.

NOMINATIONS FOR 1997 ANNUAL MEETING AND FOR ANY SPECIAL MEETINGS

     Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to Enron's Board of Directors may be made at a meeting of stockholders (a) by or at the direction of the Board of Directors or (b) by any stockholder of Enron who is a stockholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of Enron. To be timely, a stockholder's notice shall be delivered to or mailed and received at Enron's principal executive offices, 1400 Smith Street, Houston, Texas 77002,
(i) with respect to an election to be held at the Annual Meeting of Stockholders of Enron, or before November 25, 1996, and (ii) with respect to an election to be held at a special meeting of stockholders of Enron for the election of Directors, not later than the close of business on the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. Such stockholder's notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the stockholder giving the notice, (i) the name and address, as they appear on Enron's books, of such stockholder, and (ii) the class and number of shares of capital stock of Enron which are beneficially owned by the stockholder. In the event a person is validly designated as nominee to the Board and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the stockholder who proposed such nominee, as the case may be, may designate a substitute nominee. Notwithstanding the foregoing bylaw provisions, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.

NOMINATIONS FOR 1996 ANNUAL MEETING

     The date for delivery to, or receipt by, Enron of any notice from a stockholder of Enron regarding nominations for directors to be elected at the 1996 Annual Meeting of Stockholders of Enron was February 2,

1996. Enron has not received any notices from its stockholders regarding nominations for directors to be elected at the 1996 Annual Meeting of Stockholders.

                                    GENERAL

     As of the date of this proxy statement, the management of Enron has no knowledge of any business to be presented for consideration at the meeting other than that described above. If any other business should properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

     The cost of any solicitation of proxies will be borne by Enron. In addition to solicitation by use of the mails, certain officers and regular employees of Enron may solicit the return of proxies by telephone, telegraph or personal interview. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of Voting Stock held of record by such persons, and Enron will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith. In addition, Enron has retained a proxy soliciting firm, Corporate Investor Communications, Inc., to assist in the solicitation of proxies and will pay a fee of approximately $6,000 plus reimbursement of expenses.

                                          By Order of the Board of Directors

                                          PEGGY B. MENCHACA
                                          Vice President and Secretary

Houston, Texas
March 25, 1996

                                                                  |
  /X/      PLEASE MARK YOUR                                       |7405
           VOTES AS IN THIS                                        ----
           EXAMPLE.

           THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY
           WILL BE VOTED FOR PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------
 1. Election of    FOR   WITHHELD  2. Ratification of  FOR    AGAINST    ABSTAIN
    Directors.     / /      / /       appointment of   / /      / /        / /
    (see reverse)                     independent
                                      accountants.

For, except vote withheld from the
following nominee(s):
______________________________

3. In the discretion of the proxies named    Change of Address/    / /
   herein, the proxies are authorized        Comments on
   to vote upon other matters as are         Reverse Side
   properly brought before the meeting.





                                     All as more particularly described in the Proxy Statement relating to such meeting, receipt of which is hereby acknowledged.

                                     Please sign exactly as name appears
                                     hereon.  Joint owners should each sign.
                                     When signing as attorney, executor,
                                     administrator, trustee or guardian,
                                     please give full title as such.

                                     ------------------------------------------

                                     ------------------------------------------
                                      Signature(s)            Date

--------------------------------------------------------------------------------

                            FOLD AND DETACH HERE

[ENRON CORP LOGO]                                        THIS IS YOUR PROXY.
                                                       YOUR VOTE IS IMPORTANT.

                FOR EARNINGS INFORMATION, CALL (800) 808-0363


                NEED ASSISTANCE IN ANY OF THE FOLLOWING AREAS:

o  DIVIDEND CHECKS - ADDRESS CHANGES - LEGAL TRANSFERS

o DIRECT DEPOSIT - Have your Enron Corp. Quarterly dividends electronically deposited into your checking or savings account on dividend payment date. (No more worries about late or lost dividend checks.)

o DIVIDEND REINVESTMENT - Have your Enron Corp. Quarterly Dividends reinvested in the purchase of additional shares of Enron Corp. Common Stock with no commission or service charge for the purchase of the shares and a fee of $15 Plus 12 cents per share to sell shares. (There is no charge to have shares delivered to you in certificate form.)

o CONSOLIDATION OF ACCOUNTS - Eliminate multiple accounts for one holder and certain duplicate stockholder mailings going to one address. (Dividend checks, annual reports and proxy materials would continue to be mailed to each stockholder.)

          JUST CALL OUR TRANSFER AGENT'S TELEPHONE RESPONSE CENTER:
                       (800) 519-3111 OR (201) 324-1225
                                 OR WRITE TO:
                   FIRST CHICAGO TRUST COMPANY OF NEW YORK
                                P.O. BOX 2500
                          JERSEY CITY, NJ 07303-2500

                              [ENRON CORP LOGO]

P         PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENRON CORP.
                          FOR ANNUAL MEETING ON MAY 7, 1996
R
    The Undersigned hereby appoints Kenneth L. Lay, James V. Derrick, Jr., and
O Peggy B. Menchaca, or any of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of
X Stockholders of Enron Corp. ("Enron") to be held at 10:00 a.m. Houston time on Tuesday, May 7, 1996, in the LaSalle Ballroom of the Doubletree Hotel at
Y Allen Center, 400 Dallas St., Houston, Texas, or at any adjournment thereof, and to vote at such meeting the shares of stock of Enron the undersigned held of record on the books of Enron on the record date for the meeting.


ELECTION OF DIRECTORS, NOMINEES:                  (change of address/comments)

Robert A. Belfer, Norman P. Blake, Jr.,
John H. Duncan, Joe H. Foy, Wendy L.         ----------------------------------
Gramm, Robert K. Jaedicke, Richard D.
Kinder, Kenneth L. Lay, Charles A.           ----------------------------------
LeMaistre, John A. Urquhart, John
Wakeham, Charls E. Walker, Herbert S.        ----------------------------------
Winokur, Jr.
                                             ----------------------------------
                                             (If you have written in the above
                                             space, please mark the
                                             corresponding box on the reverse
                                             side of this card)


YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE
APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK
ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD   --------------
OF DIRECTORS' RECOMMENDATIONS.  THE PROXIES CANNOT VOTE        SEE REVERSE
YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.                SIDE
                                                             --------------